Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the year ended December 31, 2014. We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from Bonanza Creek Energy, Inc.’s oil and gas reserves as of December 31, 2013. We further consent to the incorporation by reference thereof into Bonanza Creek Energy, Inc.’s Registration Statements on Form S‑8 (Registration No. 333‑179207) and on Form S‑3 (Registration Nos. 333‑186019, 333‑192258, 333-197413 and 333-197901).

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 27, 2015